CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to  the  references  to  our  firm  under  the  caption  "Financial
Highlights" for the DWS Money Market Prime Series in the DWS Cash Investment Trust Class A, B and C, DWS Cash Investment Trust Class S, and DWS Money Market Fund Prospectuses and "Independent Registered Public Accounting Firm" and
"Financial Statements" in the DWS Money Market Prime Series Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 62 to the Registration Statement (Form N-1A, No. 002-51992) of our report dated September 15, 2008, on the financial statements and financial highlights of DWS Money Market Prime Series, included in the Fund's Annual Report dated July 31, 2008.


/s/ Ernst & Young LLP

Boston, Massachusetts
November 21, 2008